UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

December 10, 2012

____________________________

DIAGNOSTIC IMAGING INTERNATIONAL CORP.

(Exact name of registrant as specified in charter)

NEVADA

(State or other Jurisdiction of Incorporation or Organization)

333-1364363	848 N. Rainbow Blvd. #2494 Las Vegas, Nevada 89107	98-0493698
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(877) 331-3444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

On December 10, 2012, Diagnostic Imaging International Corp. (the “Company”) acquired all of the outstanding shares of capital stock (the “Shares”) from the stockholders (the “Sellers”) of Schuylkill Open MRI, Inc. (“SOMRI”), a MRI facility located in the greater Philadelphia region, pursuant to the terms of the previously announced Share Purchase Agreement between the Company and the Sellers (the “Share Purchase Agreement”). Pursuant to the terms of the Share Purchase Agreement, the Company paid an aggregate purchase price of $1,825,000 for the Shares, plus a possible earn-out payment of up to $200,000 if certain post-closing revenue targets are met.

In connection with the Share Purchase Agreement, SOMRI entered into a lease agreement with one of the Sellers with respect to the lease of two MRI machines. Under the terms of the lease, SOMRI is to make monthly payments of $11,012.63, plus applicable sales tax, over a period of 48 months.  In addition, SOMRI has agreed to make a one-time lease payment of $125,000 on or before March 30, 2013. The Company has guaranteed all of SOMRI’s obligations under the lease.  At the end of the lease, SOMRI will have the option to purchase the MRI machines for a total purchase price of $1.00.

Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

Since it is impracticable to provide the required financial statements for the acquired business described in Item 1.01 at the time of this filing, the Company hereby confirms that the required financial statements will be filed on or before February 23, 2013, which date is within the period allowed to file such an amendment.

(b) Pro Forma Financial Information

See (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Diagnostic Imaging International Corp.
(Registrant)

Dated: December 12, 2012	By:	/s/ Mitch Geisler
Name: Mitch Geisler
Title: CEO

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